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                                                                  EXHIBIT 10.5


SECOND AMENDMENT TO LEASE

         This Second Amendment to Lease (this "Amendment"), entered into as of August 8, 1996, by and between SORRENTO TECH ASSOCIATES, a California limited partnership ("Landlord"), and APPLIED DIGITAL ACCESS, a California corporation ("Tenant"), modifies that certain R & D Building Lease dated as of June, 1993, by and between Landlord and Tenant, as amended by that certain First Amendment to Lease dated as of September 23, 1994 (collectively, the "Lease"). All capitalized terms used in this Amendment and not defined shall have the meanings set forth in the Lease.

         The parties hereto desire that the Lease be modified to provide for, among other things, an increase in the size of the Premises, an extension of the Term and an addition of an option to further extend the Term.

AGREEMENT

         NOW THEREFORE, in consideration of the mutual promises and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to the above recitals and as follows:

         1. Premises. The Lease is hereby amended to provide for a new definition of the Premises. Effective December 1, 1996, approximately 23,381 additional square feet ("Expansion Areat') shall be added to the existing approximately 38,987 square feet, for a total of approximately 62,368 square feet which shall constitute the new Premises. The additional square feet described in the foregoing sentence are shown on Exhibit A attached hereto and incorporated by this reference.

         2. Commencement Date. The provisions of the Lease shall become applicable to the Expansion Area on December 1, 1996 and Tenant shall pay Rent and Additional Charges on the Expansion Area as per the terms of the Lease commencing on said date. Upon said date, the Rent and Tenant's Additional Charges shall be determined using the rentable square feet within the Premises as amended hereby.

         3. Acceptance of Expansion Area. Upon taking possession of the Expansion Area, Tenant shall be deemed to have accepted the Expansion Area in its "As Is" condition, and to have acknowledged that the same fully comply with Landlord's obligations under the Lease and this Amendment. Tenant shall be entitled to construct certain improvements in the Expansion Area, subject to obtaining Landlord's prior written consent of the architects, contractors and all plans and specifications for such improvements before the commencement of any work. Landlord shall provide to Tenant an improvement allowance of $150,000 to be applied towards actual costs in connection with Tenant's construction of improvements in the Expansion Area. Landlord will fund such allowance within thirty days of receipt of invoices for actual costs expended towards such improvements. The provisions of the Lease shall apply to such improvements, including, but not limited, to Articles 11 and 12 of the Lease.

Landlord hereby notifies Tenant that Landlord does not know, and does not have reasonable cause to believe, that any Hazardous Materials has come to be located on or beneath the Expansion Area. In the event Hazardous Materials are discovered to have been released in, on, under or about the Expansion Area by Pacific Data Products, prior to the Commencement Date for the Expansion Area, Landlord agrees to diligently pursue Landlord's applicable rights and remedies pursuant to Landlord's current lease agreement with Pacific Data Products arising from any remediation required as a result of such Hazardous Materials. Additionally, in the event Pacific Data Products remains in the Expansion Area after the Commencement Date, without having subleased the Expansion Area from Tenant as provided below, then Landlord agrees to enforce Pacific Data Products' surrender obligations under the current lease of the Expansion Area.
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         4. Extension of Term Rent. The Term of the Lease is hereby extended for an additional period of forty-eight months ("Extension Term") with the new Expiration Date being August 31, 2003. Rent during the Extension Term shall be payable at the following rates per rentable square foot of the Premises per month:

         September 1, 1999 Through August 31, 2000   $ .97
         September 1, 2000 Through August 31, 2001   $1.00
         September 1, 2001 Through August 31, 2002   $1.04
         September 1, 2002 Through August 31, 2003   $1.08

         5. Option to Extend Term. Subject to all of the terms and conditions of the Lease, Tenant shall have a one time option ("Extension Option") to further extend the Term of the Lease for an additional five (5) years. Tenant must deliver irrevocable written notice to Landlord of Tenant's exercise of the Extension Option not later than August 31, 2002. Tenant's failure to timely deliver such notice shall constitute an automatic termination of the Extension Option and Tenant shall have no further right to extend the term of the Lease. During the five year extension, Rent and Additional Charges shall be based on 100% of the then current fair market value of the Premises, as determined at that time for comparable space in the Project, but in no event shall such amounts be less than the Rent and Additional Charges paid by Tenant during the prior year under the Lease. If Landlord and Tenant are unable to agree to the fair market value of the Premises for the additional five year extension term, then the matter shall be submitted to arbitration for determination under the procedures set forth in the Lease.

         6. Security Deposit. Upon execution of this Amendment, Tenant shall pay to Landlord in immediately available funds as a portion of the Security Deposit held by Landlord pursuant to the terms and conditions of the Lease, an amount equal to $26,500.00, in order to adjust the amount of the Security Deposit so that the amount of the Security Deposit held by Landlord shall be $65,700.00.

         7. Contingent Upon Termination of PDP Lease. Tenant acknowledges that the Expansion Area is currently occupied by Pacific Data Products under the terms of a lease between Pacific Data Products and Landlord. Landlord shall have no obligations under this Amendment and this Amendment shall not be effective unless and until Landlord and Pacific Data Products enter into a termination agreement in a form acceptable to Landlord pursuant to which Pacific Data Products agrees to vacate the Expansion Area by no later than November 30, 1996.

         Landlord agrees to diligently and in good faith negotiate a mutually acceptable termination agreement with Pacific Data Products and, if such termination agreement is not executed by both Landlord and Pacific Data Products by November 1, 1996, this Second Amendment to Lease shall be null and void and be of no further force or effect, and neither party shall have further rights or obligations to the other except that Landlord shall return any payment made by Tenant to Landlord. Notwithstanding Landlord's termination of the current lease of the Expansion Area to Pacific Data Products, Landlord hereby preapproves Pacific Data Products as a subtenant of Tenant in the Expansion Area pursuant to a sublease between Tenant and Pacific Data Products, in a form reasonably acceptable to Landlord, and subject to all terms and conditions of the Lease including without limitation the provisions of Article 18 of the Lease.

         8. Broker's Commissions. Tenant represents and warrants that it has not entered into any agreement or incurred or created any obligation which might require Landlord to pay any broker's commission, finder's fee or other commission or fee relating to subject matter of this Amendment.

         9. Lender Consent. Landlord shall diligently pursue and obtain from the Mortgagee of Landlord's interest in the Project appropriate consents to this Second Amendment to Lease.

10. Miscellaneous.
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         10.1 Further Assurances. Each of the parties hereto agrees to execute all documents and instruments and to take all other actions as may specifically be provided for herein or in the Lease as may be required in order to consummate the purposes of this Amendment.

         10.2 No Third Parties. Except as specifically set forth herein, no third party shall be benefitted by any of the provisions of this Amendment, nor shall any such third party have the right to rely in any manner upon any of the terms hereof, and none of the covenants, representations, warranties or agreements herein contained shall run in favor of any third party not specifically referenced herein.

         10.3 Legal Expenses. The prevailing party in any litigation or dispute over rights, remedies or duties arising under this Amendment shall be entitled to recover, in addition to other appropriate relief, its reasonable costs and expenses, including, without limitation, attorneys' fees and court costs. Such entitlement shall include costs and expenses incurred in the collection of any judgment or settlement.

         10.4 Integration: Interpretation. This Amendment in combination with the Lease contains or expressly incorporates by reference the entire agreement of the parties with respect to the matters contemplated herein and supersedes all prior negotiations. Except as specifically set forth herein, the Lease remains unmodified and in full force and effect.

         10.5 Construction. The parties acknowledge that each party and its counsel have reviewed this Amendment. The parties agree that the rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Amendment.

         10.6 Severability. If any provision of this Amendment or of the Lease shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, that portion shall be deemed severed therefrom and the remaining parts shall remain in full force as though the invalid, illegal, or unenforceable portion had never been a part thereof.

         10.7 No Defaults. Tenant hereby represents and warrants that it is not in default under the Lease nor do any facts or circumstances exist which with the passage of time or the giving of notice, or both, could ripen into a default.

         IN WITNESS WHEREOF, this Amendment has been executed as of the date first above set forth.

         LANDLORD:                            TENANT:
         SORRENTO TECH ASSOCIATES,            APPLIED DIGITAL ACCESS,
         a California limited partnership     a California corporation

         By  Barnes Canyon RPF Realty         By ______________________
         Corp., a Connecticut
         corporation, General                    ______________________
         Partner
                                                  [Print Name and Title]

         By

         ____________________
         Mark S. Knapp,
         Vice President
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EXHIBIT A
[Expansion Area]